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EXHIBIT 99.1


FOR IMMEDIATE RELEASE

            VERTEX PHARMACEUTICALS ANNOUNCES TWO-FOR-ONE STOCK SPLIT

CAMBRIDGE, MA, JULY 14, 2000 -- Vertex Pharmaceuticals Incorporated (Nasdaq:
VRTX) announced today that its Board of Directors has approved a two-for-one stock split of its common stock. The stock split will be in the form of a stock dividend, and new shares will be distributed on August 23, 2000 to holders of record as of the close of business on August 9, 2000. The stock split will increase the number of shares currently issued and outstanding from approximately 26.7 million shares to approximately 53.4 million shares.

"Through this stock split, our goal is to increase the liquidity of Vertex common stock and to broaden our shareholder base," stated Joshua Boger, Ph.D., Chairman, President and CEO. "This stock split reflects our commitment to building shareholder value as well as our enthusiasm for Vertex's opportunities for continued growth."

Vertex Pharmaceuticals Incorporated discovers, develops and markets small molecule drugs that address major unmet medical needs. Vertex has eight drug candidates in clinical development to treat viral diseases, inflammation, cancer, autoimmune diseases and neurological disorders. Vertex has created its pipeline using a proprietary, information-based approach to drug design that integrates multiple technologies in biology, chemistry and biophysics, aimed at increasing the speed and success rate of drug discovery. Vertex's first approved product is Agenerase(TM) (amprenavir), an HIV protease inhibitor, which Vertex co-promotes with Glaxo Wellcome.



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The foregoing information regarding Vertex's business strategy is forward looking. While management will make its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause Vertex's actual results to vary materially. Investors are directed to consider risks and uncertainties discussed in Vertex documents filed with the Securities and Exchange Commission.

Vertex's press releases are available at www.vpharm.com, or by fax-on-demand at
(800) 758-5804 -- Code: 938395.

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VERTEX CONTACTS:
Lynne H. Brum, Vice President, Corporate Communications, (617) 577-6614 or Michael Partridge, Associate Director, Corporate Communications (617) 577-6108 or Katie Burns, Manager, Investor Relations, (617) 577-6656